Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-272662 on Form S-8 of our reports dated February 25, 2025, relating to the consolidated financial statements of CAVA Group, Inc., and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 29, 2024.

/s/ Deloitte & Touche LLP
McLean, Virginia
February 25, 2025